EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-70237 and 333-63530 of InterCept, Inc. on Form S-8 of our reports dated March 31, 2003, relating to the consolidated financial statements of InterCept, Inc. as of and for the year ended December 31, 2002, (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the Company’s change in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and concerning the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures or reclassifications) and to the 2002 financial statement schedule, appearing in this Annual Report on Form 10-K of InterCept, Inc. for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 31, 2003